FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
March 4, 2009	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Signs Northwest Concession Farmout with POGC

Prepares to Drill Ostrowiec Wildcat

Salt Lake City, March 4, 2009 – FX Energy, Inc. (NASDAQ: FXEN) today reported that it has signed a Joint Operating Agreement (JOA) with the Polish Oil and Gas Company (POGC). The JOA covers FX Energy’s concession blocks 163-164 in its Northwest concession area. These two blocks cover approximately 212,000 acres (857 square kilometers), or approximately 15.5% of the Company’s 1.35 million acre Northwest concession area. FX Energy will be Operator and will retain 51% interest; POGC will earn 49% interest by drilling the Ostrowiec well.

The Ostrowiec well targets potential leads in Main Dolomite (Ca2) and Rotliegend rocks identified by reprocessing and reinterpreting old seismic, magnetic and gravity data combined with newly acquired 2-D seismic. The Ostrowiec prospect is located about 20 kilometers north of the Grotow carbonate platform and appears on seismic to be analogous to POGC’s MLG oil and gas field, which is currently under development.

The Ostrowiec-1 well is planned to spud in approximately 60 days and is anticipated to drill to a total depth of 4,150 meters. The well is intended to test reservoir properties and hydrocarbon saturation of Ca2 and Rotliegend rocks. The area of the Ca2 platform at the Ostrowiec location is estimated to be approximately 30 sq. kilometers. The secondary target of the Ostrowiec-1 well is Rotliegend Aeolian sandstones in a structural area of approximately 12 sq. kilometers.

Richard Hardman, Senior Technical Advisor to the FX Energy Board, stated, “The Ostrowiec-1 well is a much higher risk well than the Rotliegend structural traps in the Fences concession. But, it is also a large, high potential prospect that, if successful, could be transformational for FX Energy.”

David Pierce, president of FX Energy stated, “We are very pleased to be working with POGC on this potentially very large project. POGC discovered and operates the MLG field to the south of our location, so it has a deep and well founded understanding of the Ca2 opportunity at Ostrowiec. In addition, POGC has been a very good partner as operator in the Fences concession and elsewhere in Poland. We are delighted to have POGC working with us.”

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Market under the symbol FXEN. Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.